Filed pursuant to Rule 424(b)(3) and 424(c)
                                                     Registration No. 333-101489

PROSPECTUS SUPPLEMENT NO. 3
(To prospectus dated February 10, 2003)

                                  $305,000,000
                         SELECTIVE INSURANCE GROUP, INC.
                        Senior Convertible Notes due 2032
                                  Common Stock
                          ----------------------------

                  This document supplements the prospectus dated February 10, 2003 of Selective Insurance Group, Inc. relating to the resale by certain holders of notes who are named as selling securityholders of up to $305,000,000 aggregate principal amount at maturity of the notes and the shares of common stock issuable upon conversion of the notes.

                  You should read this prospectus supplement in conjunction with the prospectus dated February 10, 2003. This prospectus supplement is qualified by reference to the prospectus dated February 10, 2003, except to the extent that the information in this prospectus supplement supersedes the information contained in the February 10, 2003 prospectus.

                  The table of selling securityholders beginning on page 51 of the prospectus is hereby amended to add the following principal amounts of notes beneficially owned that may be sold:


                                                   Principal
                                                    Amount
                                                   of Notes                        Number of       Number of
                                                 Beneficially                      Shares of       Shares of
                                                     Owned       Percentage of    Common Stock   Common Stock     Percentage of
                   Name of                        That May Be        Notes        Beneficially    That May Be     Common Stock
          Selling Securityholder(1)                  Sold         Outstanding       Owned(2)      Sold(3)(4)     Outstanding(5)
--------------------------------------------    --------------  ---------------   -------------  -------------   --------------
Salomon Smith Barney                               9,300,000         3.05%            N/A           120,698             *



                  After giving effect to the addition of the foregoing selling securityholders, the table of selling securityholders reads as follows:

                             Selling Securityholders



                                                   Principal Amount                     Number of       Number of
                                                       of Notes                         Shares of       Shares of
                                                     Beneficially     Percentage of    Common Stock   Common Stock     Percentage of
                  Name of                                Owned            Notes        Beneficially    That May Be     Common Stock
         Selling Securityholder(1)                 That May Be Sold    Outstanding       Owned(2)      Sold(3)(4)     Outstanding(5)
--------------------------------------------      ------------------ ---------------   -------------  -------------   --------------
AKELA Capital Master Fund Ltd.                        15,000,000           4.92%            N/A           194,674            *
Alexandra Global Master Fund, Ltd.                    10,000,000           3.28%            N/A           129,783            *
Allstate Life Insurance                                2,000,000             *           13,200(6)         25,956            *
Arbitex Master Fund                                   16,500,000           5.41%            N/A           214,141            *
Argent Classic Convertible Arbitrage Fund
(Bermuda) Ltd.                                         2,000,000             *              N/A            25,956            *
Argent Low Lev Convertible Arbitrage Fund LLC            700,000             *              N/A             9,084            *




                                                   Principal Amount                     Number of       Number of
                                                       of Notes                         Shares of       Shares of
                                                     Beneficially     Percentage of    Common Stock   Common Stock     Percentage of
                  Name of                                Owned            Notes        Beneficially    That May Be     Common Stock
         Selling Securityholder(1)                 That May Be Sold    Outstanding       Owned(2)      Sold(3)(4)     Outstanding(5)
--------------------------------------------      ------------------ ---------------   -------------  -------------   --------------
Argent Low Lev Convertible Arbitrage Fund Ltd.         4,400,000           1.44%            N/A            57,104            *
BGI Global Investors C/O Forest
Investment Management L.L.C.                             536,000             *              N/A             6,956            *
BNP Paribus Equity Strategies, SNC                    20,850,000           6.84%         26,003           270,597          1.11%
Calamos Convertible Fund - Calamos
Investment Trust                                      13,300,000           4.36%            N/A           172,611            *
Calamos Convertible Growth & Income Fund
- Calamos Investment Trust                            10,900,000           3.57%            N/A           141,463            *
Calamos Convertible Portfolio - Calamos
Advisor Trust                                            300,000             *              N/A             3,893            *
CC Investments LOC                                       250,000             *              N/A             3,244            *
Chrysler Corporation Master Retirement Trust           2,595,000             *              N/A            33,678            *
Context Convertible Arbitrage Fund, LP                   165,000             *              N/A             2,141            *
Context Convertible Arbitrage Offshore, LP                85,000             *              N/A             1,103            *
Cooper Neff Convertible Strategies
(Cayman) Master Fund L.P.                             11,189,000           3.67%            N/A           145,214            *
Deephaven Domestic Convertible Trading Ltd.            3,250,000           1.07%            N/A            42,179            *
Delta AIR Lines Master Trust
(c/o Oaktree Capital Management, LLC)                    655,000             *              N/A             8,500            *
Delta Pilots D & S Trust (c/o Oaktree
Capital Management, LLC)                                 360,000             *              N/A             4,672            *
Forest Fulcrum Fund L.L.P.                             1,383,000             *              N/A            17,948            *
Forest Global Convertible Fund Series A-5              6,079,000           1.99%            N/A            78,895            *
Forest Multi-Strategy Master/Fund SPC on
Behalf of Series F, Multi-Strategy
Segregated Portfolio                                   2,000,000             *              N/A            25,956            *
GDO Equity Arbitrage Master Fund                       1,000,000             *              N/A            12,978            *
Grace Convertible Arbitrage Fund Ltd.                  5,000,000           1.64%            N/A            64,891            *
JMG Convertible Investments LP                         1,500,000             *              N/A            19,467            *
KBC Financial Products USA Inc.                       11,560,000           3.79%            N/A           150,029            *
LLT Limited                                              498,000             *              N/A             6,463            *
Lyxor Master Fund                                      2,000,000             *              N/A            25,956            *
Lyxor Master Fund C/O Forest Investment
Management L.L.C.                                      2,295,000             *              N/A            29,785            *
Lyxor Master Fund Ref: Argent/LowLev CB
c/o Argent                                             1,000,000             *              N/A            12,978            *
Marathon Global Convertible Master Fund Ltd.           5,000,000           1.64%            N/A            64,891            *
McMahan Securities Co. L.P.                           12,250,000           4.02%            N/A           158,984            *
Merrill Lynch, Pierce Fenner and Smith Inc.            5,960,000           1.95%            N/A            77,350            *
Miller Tabak Roberts LLC                               1,500,000             *              N/A            19,467            *
Microsoft Corporation                                    935,000             *              N/A            12,134            *




                                                   Principal Amount                     Number of       Number of
                                                       of Notes                         Shares of       Shares of
                                                     Beneficially     Percentage of    Common Stock   Common Stock     Percentage of
                  Name of                                Owned            Notes        Beneficially    That May Be     Common Stock
         Selling Securityholder(1)                 That May Be Sold    Outstanding       Owned(2)      Sold(3)(4)     Outstanding(5)
--------------------------------------------      ------------------ ---------------   -------------  -------------   --------------
MLQA Convertible Securities Arbitrage Ltd             15,000,000           4.92%            N/A           194,674            *
Motion Picture Industry Health
Plan-Active Member Fund                                  170,000             *              N/A             2,206            *
Motion Picture Industry Health
Plan-Retiree Member Fund                                 105,000             *              N/A             1,362            *
OCM Convertible Trust                                  1,725,000             *              N/A            22,387            *
Partner Reinsurance Company, Ltd.                        540,000             *              N/A             7,008            *
Partners Group Alternative Strategies PCC, Ltd.          200,000             *              N/A             2,595            *
Plexus Fund Limited                                   10,750,000           3.52%            N/A           139,516            *
Qwest Occupational Health Trust                          200,000             *              N/A             2,595            *
RBC Alternative Assets LP C/O Forest
Investment Management L.L.C.                             510,000             *              N/A             6,618            *
Relay II Holdings C/O Forest Investment
Management L.L.C.                                        255,000             *              N/A             3,309            *
Salomon Smith Barney                                   9,300,000           3.05%            N/A           120,698            *
Sphinx Convertible Abritrage C/O Forest
Investment Management L.L.C.                             128,000             *              N/A             1,661            *
State Employee's Retirement Fund of the
State of Delaware                                        715,000             *              N/A             9,279            *
Sturgen Limited                                        2,711,000             *              N/A            35,184            *
Sunrise Partners Limited Partnership                  14,250,000           4.67%            N/A           184,940            *
SusQuehanna Capital Group                              5,000,000           1.64%            N/A            64,891            *
Thrivent Financial for Lutherans                       1,000,000             *              N/A            12,978            *
Transamerica Life Insurance & Annuity Company         24,500,000           8.03%            N/A           317,968          1.18%
UFJ Investments Asia Limited                             250,000             *              N/A             3,244            *
Victus Capital LP                                     17,000,000           5.57%            N/A           220,631            *
Wachovia Securities International LTD                 32,000,000          10.49%            N/A           415,305          1.55%
Xavex Convertible Arbitrage 2 Fund                       200,000             *              N/A             2,595            *
Zazove Convertible Arbitrage Fund LP                   7,000,000           2.30%            N/A            90,848            *
Zazove Hedged Convertible Fund LP                      2,500,000             *              N/A            32,445            *
Zazove Income Fund LP                                  1,000,000             *              N/A            12,978            *
Zurich Institutional Benchmarks Master Fund Ltd.         500,000             *              N/A             6,489            *
Zurich Institutional Benchmarks Master Fund Ltd.       2,500,000             *              N/A            32,445            *
Zurich Institutional Benchmarks Master
Fund c/o Argent                                          500,000             *              N/A             6,489            *
Zurich Master Hedge Fund C/O Forest
Investment Management L.L.C.                             816,000             *              N/A            10,590            *
                                                    ------------          ------         ------         ---------         -----
Total                                               $305,000,000(7)       100.00%        39,203         3,958,382(7)      14.75%
                                                    ============          ======         ======         =========         =====


     ----------
     *  Less than 1%

     (1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in future prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in the prospectus, if required. See "Where You Can Find More Information" in the prospectus.

     (2) Excludes common stock issuable upon conversion of the selling securityholder's notes.

     (3) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 12.9783 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -- Conversion Rights" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (4) Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

     (5) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 26,837,485 shares of common stock outstanding as of February 28, 2003. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

     (6) Consists of 9,000 shares held by Allstate Insurance Company, 3,100 shares held by Allstate Retirement Plan and 1,100 shares held by Agents Pension Plan.

     (7) The figures in these columns are based on information supplied to us, as of April 2, 2003, by the respective selling security holders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $305,000,000 aggregate principal amount of notes (which would be convertible into more than 3,958,382 shares of common stock), reflecting, we believe, that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since this prospectus supplement would not be applicable to any sale of notes after they have been publicly sold utilizing this prospectus supplement or a prior prospectus supplement or prospectus, no more than $305,000,000 principal amount of notes, nor more than 3,958,382 shares of common stock, could be sold utilizing this prospectus supplement. Accordingly, the $305,000,000 and the 3,958,382 share totals in these columns have been retained and represent the maximum principal amount of notes and maximum number of shares of common stock that could be sold hereunder.

                  The above table sets forth information as of April 2, 2003, based on information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information was supplied to us and presented in the above table. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in future prospectus supplements.

                          ----------------------------

                  Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 9 of the prospectus.

                          ----------------------------

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                          ----------------------------

            The date of this prospectus supplement is April 4, 2003.